UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g)

OF THE SECURITIES EXCHANGE ACT OF 1934

Southwest Gas Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-3881866
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8360 S. Durango Dr. Post Office Box 98510 Las Vegas, Nevada	89193-8510
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

On October 10, 2021, the Board of Directors (the “Board”) of Southwest Gas Holdings, Inc. (the “Company”) authorized a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of common stock, $1 par value per share, of the Company (the “Common Stock”). The dividend is payable on October 21, 2021 (the “Record Date”) to the holders of record of Common Stock as of 5:00 P.M., New York City time, on the Record Date. The description and terms of the Rights are set forth in a Rights Agreement, dated as of October 10, 2021 (as the same may be amended from time to time, the “Rights Agreement”), between the Company and Equiniti Trust Company, as rights agent. Each Right entitles the registered holder to purchase from the Company one ten-thousandth (a “Unit”) of a share of Series A Junior Participating Preferred Stock, no par value per share (the “Preferred Stock”), of the Company at a purchase price (“Purchase Price”) of $321.70 per Unit, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement and the Certificate of Designations of the Series A Junior Participating Preferred Stock (the “Certificate of Designations”), which are attached hereto as Exhibits 4.1 and 3.1, respectively, and incorporated herein by reference. The Certificate of Designations was filed by the Company with the Secretary of State of the State of Delaware. The description of the Rights is incorporated herein by reference to the description of the Rights set forth under Item 1.01 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 12, 2021, and is qualified in its entirety by reference to the full text of the Rights Agreement and Certificate of Designations.

Item 2. Exhibits

Exhibit No.	Description

3.1	Certificate of Designations of the Series A Junior Participating Preferred Stock (previously filed and incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on October 12, 2021).

4.1	Rights Agreement, dated October 10, 2021, between Southwest Gas Holdings, Inc. and Equiniti Trust Company, as Rights Agent (previously filed and incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on October 12, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 12th day of October, 2021.

SOUTHWEST GAS HOLDINGS, INC.

/s/ Gregory J. Peterson
Gregory J. Peterson
Senior Vice President/Chief Financial Officer